Exhibit 99.1

Notice of Grant of Restricted Stock	Mellon Financial Corporation
And Award Agreement	ID: 25-0659306
Long-Term Profit Incentive Plan	500 Grant Street
(2004)	Pittsburgh, PA 15258-0001

XXXXXX	ID:	000123456
[ADDRESS 1]	Award Number:	000000
[ADDRESS 2]	Plan:	2004
	Class:	RS

Effective [Date], you have been granted [Number] shares of Mellon Financial Corporation (Corporation) Restricted Common Stock.

The closing price of the Corporation’s Common Stock on the [insert grant date] was $[Price] per share.

As described in greater detail in the attached Award Agreement, these shares may not be sold or transferred until the shares vest. Your shares will vest fully in the amounts and on the Vest Date(s) shown below (provided you continue to be employed on the Vest Date).

Shares	Vest Type	Vest Date
[Number]	[Type]	[Date(s)]

You will forfeit the shares to the Corporation if your employment terminates before the Vest Date, except in the limited circumstances described in the Award Agreement.

This Award is granted under and governed by the terms and conditions of the Corporation’s Long-Term Profit Incentive Plan (2004) (Plan), as amended from time to time, and the terms contained in this Notice of Grant of Restricted Stock and Restricted Stock Award Agreement (which includes the terms set forth on the following pages); provided, however, that no amendment or termination of the Plan shall, without your written consent, adversely affect your rights to the Restricted Stock.

By your acceptance of this grant, you agree that the Restricted Stock is granted under, and governed by, the Plan as amended from time to time, and the Award Agreement, both of which are attached to and made a part of this document.

Mellon Financial Corporation

By:
	[NAME]	Date
[TITLE]

Mellon Financial Corporation	Long Term Profit Incentive Plan
Restricted Stock Award Agreement

Capitalized words used in this Restricted Stock Award Agreement are defined in the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004) (Plan). The section number where the word is defined is shown the first time that the defined word appears.

When may I sell or transfer my Restricted Stock?

You may not sell, transfer, assign or pledge your Restricted Stock (Section 2.20 of the Plan) in any way before the Vest Date shown on the cover page. Until the Vest Date, your Restricted Stock will bear a legend to this effect and the Corporation will retain custody of the certificate or book-entry account representing your Restricted Stock. If you are continuously employed by the Corporation or one of its Affiliates (Section 2.1 of the Plan) through the Vest Date, you will receive a notice that the restrictions against transfer have lapsed and upon satisfaction of the conditions set forth in this Agreement, unrestricted shares of Common Stock (Section 2.7 of the Plan) will be held in a book-entry account in your name at Mellon Investor Services. You will then be free to sell or transfer the shares as you choose.

How are tax withholdings handled?

You will be notified of the amount of withholding tax required to be paid by you to the Corporation under Federal and, where applicable, state and local law, and the options available to you to pay such taxes. Generally, you will pay these taxes upon vesting by making a cash payment to the Corporation or by directing the Corporation to withhold shares of Common Stock from your Restricted Stock Award. If you do not (i) make the required tax payment or (ii) respond to a request by the Corporation for your election regarding the method for paying the taxes, in either case within the relevant time period set by Corporation, then the Corporation may satisfy such tax obligation by withholding shares of Common Stock from your Restricted Stock Award. You will not be able to sell or transfer your Restricted Stock until you pay the withholding tax. The amount of withholding tax and the value of any shares withheld to pay such taxes will be calculated and based on the Fair Market Value (Section 2.11 of the Plan) of your Restricted Stock Award on the date the restrictions lapse. However, if you make an election under Section 83(b) of the Internal Revenue Code the taxes will be payable as of the grant date shown on the cover page. Additional information is enclosed which discusses how to make an election under Section 83(b) of the Internal Revenue Code.

Will I receive dividends?

Yes, any dividends paid by the Corporation on its Common Stock will be paid on your outstanding Restricted Stock.

What happens to my Restricted Stock on a change in control?

The restrictions against transfer of your Restricted Stock will immediately and automatically lapse upon the occurrence of a Change in Control Event (Section 2.4 of the Plan) of the Corporation, regardless of the Vest Dates.

What happens to my Restricted Stock if I terminate employment?

You will forfeit your Restricted Stock to the Corporation if your employment terminates before the Vest Date, except in the limited circumstances set forth below. The effective date of your termination will be the date upon which you cease to perform services as an employee of the Corporation or its Affiliates, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation or its Affiliates.

However, the restrictions against transfer of your Restricted Stock will immediately and fully lapse and you will receive unrestricted shares of Common Stock if your termination of employment is:

(a)	Due to your death.

(b)	Due to your disability covered by a long-term disability plan of the Corporation or an Affiliate then in effect.

(c)	Due to your displacement, as determined in accordance with the Corporation’s Employee Displacement Program or any successor or similar practice of the Corporation or an Affiliate or by reason of a Reduction in Force (as defined by the Corporation’s Human Resources Department).

(d)	Due to sale of a business unit or subsidiary of the Corporation by which you are employed.

(e)	On or after age 55 with 5 years of credited employment with the Corporation or an Affiliate.

Can I transfer my Restricted Stock through my will?

Yes. Your Restricted Stock will be transferable to your heirs and beneficiaries upon your death as you direct in your will, upon the Corporation’s receipt and approval of appropriate documentation. If you do not have a valid will, your Restricted Stock will be transferred according to the applicable laws of descent and distribution, upon the Corporation’s receipt and approval of appropriate estate documentation. Heirs and beneficiaries will receive unrestricted shares of Common Stock.

Does my Restricted Stock affect my other employment benefits?

No. No income received by you because of your Restricted Stock will be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Corporation. Your Restricted Stock does not constitute an agreement of employment between you and the Corporation or an Affiliate and your employment may be terminated at any time for any reason.

What law applies to my Restricted Stock?

Your Restricted Stock Award will be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law rules calling for the application of laws of another jurisdiction. You agree to take any action and you consent to the Corporation taking any action necessary to comply with laws or regulations applicable to this Restricted Stock Award.

NOTE: Any information included in this document is provided in accordance with the Mellon Financial Corporation’s Long-Term Profit Incentive Plan (2004) and is governed by said Plan. The Human Resources Committee (HRC) of the Corporation’s Board of Directors has the sole authority to interpret and make final decisions regarding the Plan.